Exhibit 99.1

NovaDel’s European Formulation of Ondansetron

Targeted for U.S. Zensana™

NovaDel Publishes 2007 Goals

Flemington, NJ - March 23, 2007 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations of a broad range of marketed treatments for serious diseases, today announced that its licensee for ondansetron oral spray, Hana Biosciences Inc., intends to re-direct the development plan for Zensana™ by using NovaDel’s patent-protected European formulation of the product. Zensana™ is an oral spray formulation of ondansetron targeted for the prevention of chemotherapy-, radiotherapy-induced and post-operative nausea and vomiting.

Earlier today, Hana Biosciences announced its plan to withdraw, without prejudice, its pending New Drug Application (“NDA”) for Zensana™ with the Food and Drug Administration (“FDA”). Subject to the successful scale-up, and manufacturing test of NovaDel’s European formulation of ondansetron, Hana expects to conduct the appropriate clinical trials and re-file the NDA for Zensana in 2008.

“Zensana™ is an important asset in our portfolio primarily due to its strong clinical benefits for patients suffering from chemotherapy, radiotherapy and post-surgical nausea and vomiting. I am pleased to report that together with our partner, Hana Biosciences, we have agreed on a revised development plan to drive toward the successful approval and commercialization of Zensana™ in North America,” stated Dr. Jan H. Egberts, President and CEO of NovaDel. “Our European formulation of the drug is promising and our joint efforts with Hana Biosciences will optimize progress toward FDA approval and commercial success. We are encouraged that we have the appropriate formulation and scale-up process that will allow us to bring Zensana™ to patients in North America.”

“Our recent approval of NitroMist™, an oral spray formulation of nitroglycerin, provides strong validation of our expertise and our platform’s capability. We are committed to leveraging this expertise and are on track with zolpidem oral spray for sleeplessness and sumatriptan oral spray for treating migraine headaches. NovaDel possesses the necessary financial resources and scientific know-how to finalize these drugs for successful NDA submissions in 2007,” concluded Dr. Egberts.

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2007 GOALS

At a conference earlier this month and as filed on a recent 8-K, NovaDel announced its development and clinical goals for 2007.

•	NovaDel is actively pursuing strategic partners for the European rights to its oral spray formulation of ondansetron.
•	NovaDel expects to file a NDA in June 2007, for zolpidem oral spray, following the conclusion of the compound’s current pivotal study.
•	NovaDel expects to file a NDA by end of December 2007, for sumatriptan oral spray, following the conclusion of the compound’s current pivotal study.

NovaDel intends to submit the zolpidem oral spray NDA and the sumatriptan oral spray NDA by using the FDA’s 505(b)(2) processes for drug approval.

ABOUT ZENSANA(tm) (ONDANSETRON HCl) ORAL SPRAY

Zensana™ (ondansetron HCl) Oral Spray is the first oral spray 5-HT3 antagonist that conveniently delivers full metered doses of ondansetron faster than tablets, potentially allowing patients to gain and maintain protection from chemotherapy-, radiation- and post-operatively induced nausea and vomiting. Ondansetron, a selective blocking agent of the hormone serotonin, is an FDA-approved active ingredient that is commonly used in tablet form to prevent chemotherapy- and radiation-induced and post-operative nausea and vomiting. Many patients receiving chemo and radiation therapy experience discomfort or difficulty swallowing.

Pursuant to the license agreement signed in 2004 and amended in 2005, Hana licensed from NovaDel exclusive North American rights for the clinical, regulatory and manufacturing activities associated with NovaDel’s proprietary oral spray delivery of ondansetron, Zensana™.

ABOUT NOVADEL PHARMA INC.

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations of a broad range of marketed treatments. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

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FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Please note that the information in this press release is only current as of the date of the release. NovaDel Pharma Inc. undertakes no obligation to update the information in this press release to reflect new information, the occurrence of future events or circumstances, or otherwise.

CONTACTS:

Susan Griffin	Chris Erdman
908/782-3431 ext. 2423	508/647-0209 ext. 14
Director, Investor Relations	IR Support
NovaDel Pharma Inc.	MacDougall Biomedical Communications
sgriffin@novadel.com	cerdman@macbiocom.com

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